UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2013

VIRTUALSCOPICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52018	04-3007151
(Commission File Number)	(IRS Employer Identification No.)

500 Linden Oaks, Rochester, New York	14625
(Address of Principal Executive Offices)	(Zip Code)

(585) 249-6231
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2013, VirtualScopics, Inc. (the “Company”) appointed Jim Groff as the Company's acting Chief Financial Officer, effective August 31, 2013. Mr. Groff replaces Molly Henderson, who resigned as the Company’s Chief Financial Officer, effective August 31, 2013, as reported by the Company in a Form 8-K filed on June 17, 2013.

Mr. Groff, age 43, has served as the Controller of the Company since February 2013 and previously as its Accounting Manager since January 2006. His responsibilities included the preparation and oversight of internal and external reporting including public filings and the review and implementation of the Company’s financial controls.

There is no written employment agreement or letter between Mr. Groff and the Company relating to Mr. Groff’s service as its acting Chief Financial Officer. Mr. Groff’s compensation is an annual salary of $100,000, which has not changed in connection with his appointment as the Company's acting Chief Financial Officer. Mr. Groff has been and will continue to be entitled to participate in the Company’s annual bonus plan and 2006 Long Term Incentive Plan. Mr. Groff and the Company did not enter into or modify any material compensatory plan, contract or arrangement in connection with his appointment as the Company’s acting Chief Financial Officer.

Mr. Groff has not been named to the Board or any of its committees as of the date of this filing. There is no arrangement or understanding between Mr. Groff and any other person or entity pursuant to which Mr. Groff was appointed as an officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSCOPICS, INC.

Date: September 3, 2013	By:	/s/ Jeff Markin
	Name:	Jeff Markin
	Title:	President and Chief Executive Officer